SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: LCM Landmark Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

9435 Waterstone Blvd., Suite 140

Cincinnati, OH 45249

Telephone Number (including area code): (513) 469-0103

Name and Address of Agent for Service of Process:

Allan Westcott

President

9435 Waterstone Blvd., Suite 140

Cincinnati, OH 45249

(513) 469-0103

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes ☒  No [ ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the state of Ohio, on the 28th day of September, 2007.

LCM Landmark Series Trust

/s/ George Schnur

By: George Schnur, Sole Initial Trustee

ATTEST:	/s/ Allan Westcott
Allan Westcott, President